Exhibit 99

Joint Filer Information

Each of the following joint filers has designated Crestview Partners II GP, L.P. as the “Designated Filer” for purposes of the attached Form 4:

1.	Crestview Victory, L.P. c/o Crestview Partners 590 Madison Avenue, 42nd Floor New York, NY 10022
2.	Crestview Advisors, L.L.C. c/o Crestview Partners 590 Madison Avenue, 42nd Floor New York, NY 10022
3.	Robert V. Delaney Jr. c/o Crestview Advisors, L.L.C. 590 Madison Avenue, 42nd Floor New York, NY 10022

Date of Event Requiring Statement: January 10, 2025

Issuer Name and Ticker or Trading Symbol: Victory Capital Holdings, Inc.

CRESTVIEW VICTORY, L.P.

By:	/s/ Poojitha Mantha
Name: Poojitha Mantha
Title: Chief Compliance Officer

CRESTVIEW ADVISORS, L.L.C.

By:	/s/ Poojitha Mantha
Name: Poojitha Mantha
Title: Chief Compliance Officer

ROBERT V. DELANEY JR.

By:	/s/ Poojitha Mantha, as attorney-in-fact

Date: January 13, 2025